Exhibit 99.3

Artisoft, Inc.

Unaudited Pro Forma Combined Financial Information

On September 28, 2008, Vertical Communications Acquisition Corporation (“Acquisition Sub”), a wholly owned subsidiary of Artisoft Inc., completed the acquisition of substantially all of the assets of Comdial Corporation (“Comdial”), pursuant to the terms of an asset purchase agreement entered into on September 1, 2005.

The assets acquired include all of Comdial’s intellectual property, fixed assets, equipment, inventories, accounts receivable, rights under contracts and leases, cash and other current assets.

In exchange for the acquired assets, Acquisition Sub (i) delivered $14.5 million in cash, (ii) executed an 8% secured promissory note in the aggregate principal amount of $2.5 million to Comdial which matures on the first anniversary of the closing date, (iii) repaid $1.7 million of debtor-in-possession financing incurred to fund operations of Comdial prior to the closing, (iv) repaid an amended and restated note dated May 25, 2005, issued by Comdial to Dialcom Acquisition, LLC, in the principal amount of $1.9 million, (v) paid $0.4 million of Comdial’s obligations under a key employee retention plan with Comdial’s employees, as approved by an order of the Bankruptcy Court and (vi) assumed $3.1 million in liabilities, for a total purchase price of $24.9 million. In addition, Acquisition Sub incurred approximately $0.8 million in transaction costs related to the acquisition.

Acquisition Sub assumed certain liabilities of Comdial such as post petition ordinary course trade payables outstanding as of the acquisition date, certain employee related obligations, certain customer related obligations and liabilities related to certain assumed executory contracts. In addition, Acquisition Sub assumed pre petition and post petition obligations under remaining unfulfilled purchase orders outstanding as of the closing date. The estimated amount of the liabilities assumed by Acquisition Sub as of the Pro Forma Balance Sheet date of June 30, 2005 is approximately $9.1 million, which includes $6.0 million in open purchase order obligations which are not reflected on the balance sheet.

The following table represents the estimated allocation of the purchase price for our acquisition of Comdial over the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Estimated Fair Values at September 28, 2005 (millions)
Cash	$0.2
Accounts Receivable, net	$3.2
Inventory, net	$4.5
Other Current Assets	$2.2
Property and Equipment	$1.3
Intangible assets	$4.3
Goodwill	$9.2

Total assets acquired	$24.9

The estimated values of current assets, excluding inventory, and liabilities were based upon their historical costs on the date of acquisition due to their short-term nature. Inventory was valued at estimated selling prices less the sum of (i) the cost of disposal and (ii) a reasonable profit allowance for the selling effort. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment, furniture and machinery most closely approximated fair value. The fair value of the identified intangible assets was obtained using a third party valuation analysis. The residual purchase price was recorded to goodwill based upon the following factors: the value acquired in the form of additional scale and economies of scale resulting from the size of the combined entity, the value of the assembled workforce, especially the sales, engineering and operations personnel who have continued as part of the acquired business and the ability to leverage existing, owned technology over the acquired products.

The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

	AMOUNT	LIFE
	(IN THOUSANDS)	(IN YEARS)
Trade names/Trademarks	$200	1
Customer relationships	3,300	10
Existing technology	800	5

	$4,300

The preliminary amounts assigned to identifiable intangible assets acquired was based on their respective fair values determined as of the acquisition date, by a third party valuation analysis, using a discounted cash flow analysis and reverse royalty methodology. The valuation is preliminary and is subject to change. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $9.2 million. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment annually in the fourth quarter of our fiscal year, as required by SFAS No. 142 or more often if impairment indicators arise.

The unaudited pro forma combined financial information of Comdial Corporation is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information.

The pro forma consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the balance sheet that would have occurred if the transaction had been consummated as of June 30, 2005. The proforma consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated as of July 1, 2004 nor is the data necessarily indicative of future operating results. The unaudited pro forma combined financial data and related notes thereto should be read in conjunction with Artisoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously filed on Artisoft’s Form 10-K for the year ended June 30, 2005 and the historical consolidated financial statements of Comdial Corporation included in this Form 8-K/A.

Artisoft, Inc.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands)

In thousands, except per share amounts	Artisoft June 30, 2005 (A)	Comdial June 30, 2005 (B)			Pro-Forma Adjustments			Artisoft Pro-Forma June 30, 2005
Assets
Current assets
Cash and cash equivalents	$4,880	$1,197			$(19,260)	(1)		$4,787
					12,900	(3)
					5,070	(3)
Restricted cash	1,145	150						1,295
Accounts receivable, net	5,887	3,448						9,335
Inventories	1,686	4,072						5,758
Deferred costs	2,738	2,247	(C	)	(2,247)	(2)		2,738
Prepaid expenses and other current assets	737	969	(C	)				1,706

Total current assets	17,073	12,083			(3,537)			25,619
Property and equipment, net	1,451	1,469						2,920
Goodwill, net	13,020	3,375			8,601	(1)		21,621
					(3,375)	(2)
Deferred costs, long term	7,243	—			—			7,243
Intangible assets	3,648	4,542			4,300	(1)		7,948
					(4,542)	(2)
Other assets	263	1,463	(C	)	(1,463)	(2)		263

Total assets	$42,698	$22,932			$(16)			$65,614

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$4,134	$4,213			$(4,026)	(2)		$4,321
Accrued liabilities	3,473	3,984			200	(1)		5,670
					(1,987)	(2)
Deferred revenue	7,697	—			—			7,697
Customer deposits	176	—			—			176
Current maturities of long term debt	—	14,011			(13,993)	(2)		7,588
					2,500	(1)
					5,070	(3)

Total current liabilities	15,480	22,208			(12,236)			25,452
Long term debt	—	40						40
Deferred revenue	12,727	4	(C	)				12,731
Other long term liabilities	257	10,030	(C	)	(10,030)	(2)		257

Total liabilities	28,464	32,282			(22,266)			38,480
Stockholders’ equity (deficit)
Common stock	366	684			(684)	(2)		479
					113	(3)
Paid in capital	151,842	143,085			(143,085 12,787)	(2 (3	) )	164,629
Treasury Stock	(69,680)	—			—			(69,680)
Deferred Toshiba equity cost	(644)	—			—			(644)
Deferred compensation	(8,243)	—			—			(8,243)
Accumulated other comprehensive loss	4	(9,652)			9,652	(2)		4
Accumulated deficit	(59,411)	(143,467)			143,467	(2)		(59,411)

Total stockholders’ equity (deficit)	14,234	(9,350)			22,250			27,134

Total liabilities and stockholders’ equity (deficit)	$42,698	$22,932			$(16)			$65,614

(A)	As reported in Artisoft’s annual financial statements for the fiscal year ended June 30, 2005 as filed on Form 10-K with the SEC.

(B)	Derived from Comdial’s unaudited financial information for the six months ended June 30, 2005.

(C)	Certain amounts in Comdial’s balance sheet have been reclassed to conform to Artisoft’s reporting structure.

Artisoft, Inc

Unaudited ProForma Consolidated Statement of Operations

Year Ended June 30, 2005

(in thousands)

	(A) Artisoft, Inc. Year Ended June 30, 2005	(B) Comdial Year Ended June 30, 2005	Pro-Forma Adjustments		Artisoft, Inc. Year Ended Pro- Forma as Adjusted
Revenue	$17,460	$37,177	$—		$54,637
Cost of Revenue	3,302	22,040	160	(4)	25,502

Gross Profit	14,158	15,137	(160)		29,135

Operating Expenses
Sales and Marketing	12,632	5,848	—		18,480
Product Development	8,215	3,858	—		12,073
General and Administrative	8,140	10,433	—		18,573
Intangible Assets—Amortization	532	174	530	(4)	1,236

Total Operating Expenses	29,519	20,313	530		50,362

Loss from Operations	(15,361)	(5,176)	(690)		(21,227)
Other income (expense)
Interest income (expense)	87	(2,337)	(700)	(5)	(2,950)
Other income, net	—	65	—		65

Total other income/(expense)	87	(2,272)	(700)		(2,885)

Net Loss	$(15,274)	$(7,448)	$(1,390)		$(24,112)

Loss per share:
Basic	$(0.58)				$(0.63)
Diluted	$(0.58)				$(0.63)
Weighted average shares outstanding:
Basic	26,747		11,330		38,076
Diluted	26,747		11,330		38,076

(A)	As reported in Artisoft’s annual financial statements for the fiscal year ended June 30, 2005 as filed on Form 10-K with the SEC.

(B)	Comdial is a calendar year end company. The results of operations for the twelve months ended June 30, 2005 were derived by combining the results of operations (unaudited) for the six months ended June 30, 2005 and the results of operations for the year ended December 31, 2004, and removing the results of operations (unaudited) for the six months ended June 30, 2004.

Artisoft, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) The pro forma adjustments include the allocation of the purchase price as if the transaction occurred on June 30, 2005 for the balance sheet adjustments and July 1, 2004 for the adjustments reflected in the statement of operations.

(2) The pro forma balance sheet adjustments reflect removal of Comdial’s assets that were not acquired and liabilities that were not assumed in the acquisition. The pro forma balance sheet also includes the elimination of the Comdial Corporation shareholders’ equity (deficit).

(3) The pro forma information includes the sale of 11,329,703 shares of Artisoft common stock at a price of $1.1386 per share in a private placement, for total agreed upon proceeds of $12.9 million. Nonrecurring transaction costs of approximately $0.8 million have not been included in the pro forma statement of operations. The pro forma information also reflects the amounts borrowed under the Loan and Security Agreement with Silicon Valley Bank to finance the acquisition of Comdial, which includes $3.1 million under the revolving line of credit and $2.0 million under the term loan. The total borrowing availability under the revolving line is $7.0 million.

(4) To record one year of amortization expense, for the acquired identifiable intangible assets, of approximately $0.7 million.

(5) To record one year of interest expense in the amount of $0.7 million for the amounts borrowed to finance the acquisition.

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